                                                                   EXHIBIT 99.1


FINANCIAL CONTACT:  JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:      CLAIRE S. MCCALL (615) 367-8283


                      GENESCO REPORTS FIRST QUARTER RESULTS
       --DILUTED EPS BEFORE DISCONTINUED OPERATIONS INCREASE 33% TO $0.32, INCLUDING CHARGES ASSOCIATED WITH PREVIOUSLY ANNOUNCED CLASS ACTION SUIT--
                        --RAISES FISCAL 2006 GUIDANCE--

NASHVILLE, Tenn., May 26, 2005 - Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $8.2 million, or $0.32 per diluted share, for the first quarter ended April 30, 2005. This compares with earnings before discontinued operations of $5.8 million, or $0.24 per diluted share, for the first quarter last year. These results include previously announced charges of $1.6 million, or $0.06 per diluted share after taxes, associated with the anticipated settlement of a previously disclosed class action suit. Net sales for the first quarter of fiscal 2006 increased 27% to $286 million compared to $226 million for the first quarter of fiscal 2005.

         Genesco Chairman, President and Chief Executive Officer Hal N. Pennington, said, "Our results for the quarter, which significantly exceeded plan, were fueled by better than expected performances at Journeys, Hat World, Underground Station and Johnston & Murphy. Sales, margins, and cash flow were strong, and we ended the quarter with a good inventory position. We look forward to building on our momentum in the marketplace.

         "Journeys' same store sales increased 7%, footwear unit comparable sales rose 11%, and gross margins came in above plan. Journeys generated meaningful leverage on the strong sales as operating margin improved 270 basis points to 10.7%. Our stores are focused and our merchandise selection is reflective of what is currently happening in the marketplace, helping us sustain the favorable same store sales trend.

            "Once again, Hat World performed well during the quarter. Total sales increased to $62 million and same store sales increased 7%, against a 23% comp gain for the same period last year. These strong results and our continued success with multiple stores within malls, street locations and tourist destinations increase our confidence in Hat World's expansion potential. Hat World's operating margins and aggressive growth plans give it the potential to make a significant contribution to our long-term sales and earnings growth objectives.

         "Total sales for the Underground Station Group were up 13% to approximately $40 million during the quarter, comparable store sales rose 9% and operating margin increased 120 basis points to 5.8% due to improved gross margin and increased expense leverage. Same store sales for the Underground Station stores increased 11%, driven by continued increases in average selling prices and a 6% gain in footwear unit comps. We believe the early success of our new Underground Station store in Brooklyn, New York, which shares a location with a Lids store, demonstrates the potential for dual concept stores to contribute to Genesco's retail growth. Our momentum remains positive and we are committed to fully capitalizing on Underground Station's unique position in the marketplace.

         "Johnston & Murphy registered another strong quarter as total sales grew to roughly $42 million, same store sales rose 3% and wholesale sales increased 9%. We believe that Johnston & Murphy's updated image, reflected in its new logo, packaging, website, catalog and print ads will help to attract new customers and drive incremental sales. We remain encouraged about Johnston & Murphy's prospects and it moves forward with great product, innovative marketing and clean inventories.

            "Dockers Footwear sales were impacted by internal and external issues during the quarter. We are working hard to improve our market position and we remain confident that Dockers' brand value-equation continues to occupy an important space in the mind of our consumer."

            Genesco also stated that it is revising upward its fiscal 2006 guidance. The Company now expects sales for the year to range between $1.27 billion and $1.28 billion and earnings per share to range from $2.21 to $2.24, including the previously announced charges of approximately $0.06 per share associated with the anticipated class action settlement.

            Pennington concluded, "These excellent results, which come on the heels of a strong fourth quarter, are a great way to start the new fiscal year. We continue to see the positive results of all of our hard work and we remain committed to effectively executing our strategic plan, aimed at driving long-term growth and increasing shareholder value."

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook, the anticipated class action settlement and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences, including weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product availability or distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors (including pricing and promotional discounts), the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            The Company's live conference call on May 26, 2005, at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com , www.journeyskidz.com , www.undergroundstation.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.



    CONSOLIDATED EARNINGS SUMMARY
=============================================================================================================
                                                                                       Three Months Ended
                                                                           ------------------------------
                                                                           APRIL 30,               May 1,
    In Thousands                                                                2005                 2004
-------------------------------------------------------------------------------------------------------------
    Net sales                                                              $ 286,085            $ 225,526
    Cost of sales                                                            139,532              114,848
    Selling and administrative expenses                                      127,697               99,338
    Restructuring and other, net                                               2,867                   68
-------------------------------------------------------------------------------------------------------------
    Earnings from operations before interest                                  15,989               11,272
    Interest expense, net                                                      2,704                1,882
-------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INCOME TAXES FROM CONTINUING OPERATIONS                   13,285                9,390
    Income tax expense                                                         5,131                3,584
-------------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                                        8,154                5,806
    Excess provision for discontinued operations, net                             65                   --
-------------------------------------------------------------------------------------------------------------
    NET  EARNINGS                                                          $   8,219            $   5,806
=============================================================================================================



EARNINGS PER SHARE INFORMATION
=============================================================================================================
                                                                                      Three Months Ended
                                                                           ----------------------------------
                                                                           APRIL 30,               May 1,
    In Thousands (except per share amounts)                                     2005                 2004
-------------------------------------------------------------------------------------------------------------
    Preferred dividend requirements                                        $      73            $      73

    Average common shares - Basic EPS                                         22,525               21,763

    Basic earnings per share:
        Before discontinued operations                                         $0.36            $    0.26
        Net earnings                                                           $0.36            $    0.26

    Average common and common
        equivalent shares - Diluted EPS                                       26,898               26,126

    Diluted earnings per share:
        Before discontinued operations                                     $    0.32            $    0.24
        Net earnings                                                       $    0.33            $    0.24
=============================================================================================================

                                  GENESCO INC.



    CONSOLIDATED EARNINGS SUMMARY
========================================================================================================
                                                                                 Three Months Ended
                                                                      -----------------------------
                                                                      APRIL 30,               May 1,
    In Thousands                                                           2005                 2004
--------------------------------------------------------------------------------------------------------
    Sales:
        Journeys                                                      $ 128,844            $ 114,241
        Underground Station Group                                        39,836               35,129
        Hat World                                                        62,147               18,085
        Johnston & Murphy                                                41,508               40,541
        Licensed Brands                                                  13,692               17,480
        Corporate and Other                                                  58                   50
--------------------------------------------------------------------------------------------------------
        NET SALES                                                     $ 286,085            $ 225,526
========================================================================================================
    Pretax Earnings (Loss):
        Journeys                                                      $  13,768            $   9,163
        Underground Station Group                                         2,298                1,625
        Hat World                                                         5,482                1,551
        Johnston & Murphy                                                 2,407                2,385
        Licensed Brands                                                     746                1,744
        Corporate and Other*                                             (8,712)              (5,196)
--------------------------------------------------------------------------------------------------------
       Operating income                                                  15,989               11,272
       Interest, net                                                      2,704                1,882
--------------------------------------------------------------------------------------------------------

    TOTAL PRETAX EARNINGS                                                13,285                9,390

    Income tax expense                                                    5,131                3,584
--------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                                   8,154                5,806
    Excess provision for discontinued operations, net                        65                   --
--------------------------------------------------------------------------------------------------------
    NET EARNINGS                                                      $   8,219            $   5,806
========================================================================================================


*Includes $2.9 million of other charges in the first quarter of Fiscal 2006, including $2.6 million for a litigation settlement and the remaining $0.3 million for asset impairment and lease terminations. Includes $0.1 million of other charges in the first quarter of Fiscal 2005 for lease terminations.

                                  GENESCO INC.



    CONSOLIDATED BALANCE SHEET
=========================================================================================================
                                                                      APRIL 30,               May 1,
    In Thousands                                                           2005                 2004
---------------------------------------------------------------------------------------------------------
    ASSETS
    Cash and cash equivalents                                         $  62,377            $  11,536
    Accounts receivable                                                  17,514               13,465
    Inventories                                                         217,086              215,190
    Other current assets                                                 20,885               20,615
---------------------------------------------------------------------------------------------------------
    Total current assets                                                317,862              260,806
---------------------------------------------------------------------------------------------------------
    Property and equipment                                              170,802              162,912
    Other non-current assets                                            160,923              165,195
---------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                      $ 649,587            $ 588,913
=========================================================================================================
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Accounts payable                                                  $  81,828            $  67,207
    Current portion - long-term debt                                         --               10,000
    Other current liabilities                                            52,824               42,407
---------------------------------------------------------------------------------------------------------
    Total current liabilities                                           134,652              119,614
---------------------------------------------------------------------------------------------------------
    Long-term debt                                                      161,250              180,250
    Other long-term liabilities                                          68,790               70,334
    Shareholders' equity                                                284,895              218,715
---------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $ 649,587            $ 588,913
=========================================================================================================


                                  GENESCO INC.



RETAIL UNITS OPERATED - THREE MONTHS ENDED APRIL 30, 2005
===========================================================================================================================
                             Balance     Acquisi-                              Balance                             Balance
                            01/31/04        tions    Open    Conv     Close   01/29/05    Open    Conv   Close    04/30/05
---------------------------------------------------------------------------------------------------------------------------
Journeys Group                   665                   37       0        7         695       9       0       3         701
    Journeys                     625                   35       0        6         654       8       0       2         660
    Journeys Kidz                 40                    2       0        1          41       1       0       1          41
Underground Station Group        233                   21       0       25         229       2       0       4         227
    Underground Station          137                   21      12        5         165       2       1       2         166
    Jarman Retail                 96                    0     (12)      20          64       0      (1)      2          61
Hat World                          0          503      55       0        6         552      16       0       0         568
Johnston & Murphy                148                    7       0       13         142       1       0       0         143
    Shops                        115                    3       0       11         107       1       0       0         108
    Factory Outlets               33                    4       0        2          35       0       0       0          35
---------------------------------------------------------------------------------------------------------------------------
Total Retail Units             1,046          503     120       0       51       1,618      28       0       7       1,639
===========================================================================================================================




CONSTANT STORE SALES
==============================================================================
                                                           Three Months Ended
                                                        ---------------------
                                                        APRIL 30,      May 1,
                                                           2005          2004
------------------------------------------------------------------------------
Journeys                                                     7%            9%
Underground Station Group                                    9%           -3%
    Underground Station                                     11%           -2%
    Jarman Retail                                            4%           -4%
Johnston & Murphy                                            3%            8%
    Shops                                                    3%            6%
    Factory Outlets                                          3%           14%
------------------------------------------------------------------------------
Total Constant Store Sales                                   7%            6%
==============================================================================



==============================================================================
Hat World                                                    7%
    April 1, 2004 - May 1, 2004                                           20%
==============================================================================